Exhibit 99.1

The ONE Group Hospitality To List on NASDAQ

Company shares expected to begin trading on the NASDAQ Capital Market on May 8th

NEW YORK – May 6, 2015 -- The ONE Group Hospitality, Inc. (“The ONE Group”) (OTCQB: STKS), today announced that its common stock has been approved for listing on the NASDAQ Capital Market (NASDAQ) and is expected to begin trading on NASDAQ under the symbol “STKS” beginning May 8, 2015. The Company's common stock will continue to trade on the OTCQB until the market close on May 7, 2015.

“We are excited to announce the completion of this important next step in the evolution of our company and extension of our growth strategy,” shared Jonathan Segal, CEO of The ONE Group. “Uplisting to NASDAQ has always been part of our plan and we believe further strengthens our credibility in the marketplace, and is a testament to the hard work of our employees and leadership team. Looking forward, we believe that this move will help us to draw interest from attractive partners as well as new shareholders.”

About The ONE Group

The ONE Group is a global hospitality company that develops and operates upscale, high-energy restaurants and lounges and provides hospitality management services for hotels, casinos and other high-end venues both nationally and internationally. The ONE Group’s primary restaurant brand is STK, a modern twist on the American steakhouse concept with locations in major metropolitan cities throughout the U.S. and in London. STK Rebel, a more accessibly priced STK with a broader menu, is an extension of the STK brand. The ONE Group’s food and beverage hospitality services business, ONE Hospitality, provides the development, management and operations for premier restaurants and turn-key food and beverage services within high-end hotels and casinos. Additional information about The ONE Group can be found at www.togrp.com.

Cautionary Statement on Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements, including but not limited to, (1) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, our ability to open new restaurants and food and beverage locations in current and additional markets, grow and manage growth profitably, maintain relationships with suppliers and obtain adequate supply of products and retain our key employees; (2) factors beyond our control that affect the number and timing of new restaurant openings, including weather conditions and factors under the control of landlords, contractors and regulatory and/or licensing authorities; (3) changes in applicable laws or regulations; (4) the possibility that the ONE Group may be adversely affected by other economic, business, and/or competitive factors; and (5) other risks and uncertainties indicated from time to time in our filings with the SEC, including our Annual Report on Form 10-K/A filed on April 1, 2015.

Investors are referred to the most recent reports filed with the SEC by The ONE Group Hospitality, Inc. Investors are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

Media:
Sloane & Company
Dan Zacchei or Kate Traynor, 212-486-9500
or
Investors:
ICR
Don Duffy or Sheryl Freeman, 203-682-8200